GLOBAL CUSTODY AND FUND ACCOUNTING AGREEMENT

TABLE OF CONTENTS

1.	INTENTION OF THE PARTIES; DEFINITIONS		1

	1.1	Intention of the Parties	1

	1.2	Definitions	1

2.	WHAT BANK IS REQUIRED TO DO		4

	2.1	Set Up Accounts	4

	2.2	Cash Account	5

	2.3	Segregation of Assets; Nominee Name	5

	2.4	Settlement of Trades	6

	2.5	Contractual Settlement Date Accounting	6

	2.6	Actual Settlement Date Accounting	7

	2.7	Income Collection (Autocredit®)	7

	2.8	Certain Ministerial Acts	7

	2.9	Corporate Actions	8

	2.10	Class Action Litigation	8

	2.11	Proxies	9

	2.12	Statements and Information Available On-Line and other Reports	10

	2.13	Access to Bank’s Records	11

	2.14	Maintenance of Financial Assets at Subcustodian Locations	11

	2.15	Tax Relief Services	12

	2.16	Fund Accounting Services	12

	2.17	Global Derivatives Services	12

	2.18	Money Market Holdings Reports	12

	2.19	Restricted Markets	12

	2.20	Compliance with SEC rule 17f-5	12

	2.21	Compliance with SEC rule 17f-7	14

	2.22	Notifications	15

3.	INSTRUCTIONS		15

	3.1	Acting on Instructions; Unclear Instructions	15

	3.2	Verification and Security Procedures	15

	3.3	Instructions; Contrary to Law/Market Practice	15

	3.4	Cut-off Times	16

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	3.5	Electronic Access	16

4.	FEES, EXPENSES AND OTHER AMOUNTS OWING TO BANK		16

	4.1	Fees and Expenses	16

	4.2	Overdrafts	16

	4.3	Bank’s Right Over Securities; Set-off	16

5.	SUBCUSTODIANS, SECURITIES DEPOSITORIES, AND OTHER AGENTS		19

	5.1	Appointment of Subcustodians; Use of Securities Depositories	19

	5.2	Liability for Subcustodians	20

	5.3	Use of Agents	21

6.	ADDITIONAL PROVISIONS RELATING TO CUSTOMER		21

	6.1	Representations of Customer and Bank	21

	6.2	Customer to Provide Certain Information to Bank	22

	6.3	Customer is Liable to Bank Even if it is Acting for Another Person	22

7.	WHEN BANK IS LIABLE TO CUSTOMER		23

	7.1	Standard of Care; Liability	23

	7.2	Force Majeure	24

	7.3	Bank May Consult With Counsel	24

	7.4	Bank Provides Diverse Financial Services and May Generate Profits as a Result	24

8.	TAXATION		25

	8.1	Tax Obligations	25

	8.2	Tax Relief Services	25

9.	TERMINATION		26

10.	MISCELLANEOUS		26

	10.1	Notices	26

	10.2	Successors and Assigns	27

	10.3	Interpretation	27

	10.4	Entire Agreement	27

	10.5	Information Concerning Deposits at Bank’s London Branch	27

	10.6	Insurance	28

	10.7	Governing Law and Jurisdiction	28

	10.8	Severability; Waiver; and Survival	28

	10.9	Counterparts	29

	10.10	Security Holding Disclosure	29

	10.11	USA Patriot Act Disclosure	29

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10.12	Confidentiality	29
10.13	No Third Party Beneficiaries	30

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GLOBAL CUSTODY AND FUND ACCOUNTING AGREEMENT

This Agreement dated April 3, 2014 is between JPMORGAN CHASE BANK, N.A. (“Bank”), with a place of business at 383 Madison Avenue, 11th Floor, New York, New York 10179 ; and each entity listed on Schedule A attached hereto (each, a “Customer”), severally and with respect to each series or portfolio listed under its name on Schedule A, each with a place of business at 270 Park Avenue, New York, NY 10017. For purposes of this Agreement each series or portfolio is a separate “Customer” and, as the context of this Agreement requires, the term “Customer” shall refer to each series or portfolio severally.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. INTENTION OF THE PARTIES; DEFINITIONS

1.1 Intention of the Parties.

(a) This Agreement sets out the terms governing custodial, settlement and certain other associated services offered by Bank to Customer. Bank will be responsible for the performance of only those Securities custody duties that are set forth in this Agreement. Customer acknowledges that Bank is not providing any legal, tax or investment advice in connection with the services hereunder.

(b) Investing in foreign markets may be a risky enterprise. The holding of Financial Assets and cash in foreign jurisdictions may involve risks of loss or other special considerations. Bank will not be liable for any loss that results from the general risks of investing or Country Risk.

1.2 Definitions.

(a) As used herein, the following terms have the meaning hereinafter stated.

“Account” has the meaning set forth in Section 2.1 of this Agreement.

“Affiliate” means an entity controlling, controlled by, or under common control with, JPMorgan Chase & Co.

“Affiliated Subcustodian” means a Subcustodian that is an Affiliate and J.P. Morgan Clearing Corp.

“Applicable Laws” means the applicable laws in force in the United States, including the Investment Company Act of 1940, as amended (“1940 Act”); the Investment Advisers Act of 1940, as amended; the Securities Act of 1933, as amended (“1933 Act”) and the Securities Exchange Act of 1934, as amended, (“1934 Act”) as well as any applicable statute, treaty, rule, regulation or common law and any applicable decree, injunction, judgment, order, formal interpretation or ruling issued by a court or governmental entity.

“Authorized Person” means any person who has been designated by written notice from Customer in the form of Schedule C and D as the case may be (or by any agent designated by Customer, including, without limitation, an investment manager) to act on behalf of Customer hereunder. Such persons will continue to be Authorized Persons until such time as Bank receives Instructions from Customer (or its agent) that any such person is no longer an Authorized Person.

“Bank Indemnitees” means Bank, its Subcustodians, and their respective nominees, directors, officers, employees and agents.

“Bank’s London Branch” means the London branch office of JPMorgan Chase Bank, N. A.

“Business Day” means a day on which the Bank is generally open for business.

“Cash Account” has the meaning set forth in Section 2.1(a)(ii).

“Confidential Information” means and includes all non public information concerning the Customer or the Accounts which Bank receives in the course of providing services under this Agreement. Nevertheless, the term Confidential Information shall not include information which is or becomes available to the general public by means other than Bank’s breach of the terms of this Agreement or information that Bank obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidentiality to any person with respect to that information.

“Corporate Action” means any subscription right, bonus issue, stock repurchase plan, redemption, exchange, tender offer, or similar matter with respect to a Financial Asset in the Securities Account that require discretionary action by the holder, but does not include proxy solicitations.

“Country Risk” means the risk of investing or holding assets in a particular country or market, including, but not limited to, risks arising from nationalization, expropriation or other governmental actions; the country’s financial infrastructure, including prevailing custody and settlement practices; laws applicable to the safekeeping and recovery of Financial Assets and cash held in custody; the regulation of the banking and securities industries, including changes in market rules; currency restrictions, devaluations or fluctuations; and market conditions affecting the orderly execution of securities transactions or the value of assets.

“Entitlement Holder” means the person named on the records of a Securities Intermediary as the person having a Securities Entitlement against the Securities Intermediary.

“Financial Asset” means a Security and refers, as the context requires, either to the asset itself or to the means by which a person’s claim to it is evidenced, including a Security, a security certificate, or a Securities Entitlement. “Financial Asset” does not include cash.

“Instructions” means any instructions that have been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, which Bank believes in good faith to have been given by an Authorized Person.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

“Overdraft” means any Liabilities that result in the Transfer Accounts being overdrawn.

“Portfolio Swap” means an equity swap contracted under the ISDA framework incorporating the definitions contained in the 2000 ISDA Definitions and the 2002 ISDA Equity Derivative Definitions.

“Securities” means stocks, bonds, rights, warrants and other negotiable and non-negotiable instruments, whether issued in certificated or uncertificated form, that are commonly traded or dealt in on securities exchanges or financial markets. “Securities” also means other obligations of an issuer, or shares, participations and interests in an issuer recognized in the country in which it is issued or dealt in as a medium for investment and any other property as may be acceptable to Bank for the Securities Account.

“Securities Account” means each Securities custody account on Bank’s records to which Financial Assets are or may be credited pursuant hereto.

“Securities Depository” has the meaning set forth in Section 5.1 of this Agreement.

“Securities Entitlement” means the rights and property interests of an Entitlement Holder with respect to a Financial Asset as set forth in Part 5 of Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.

“Securities Intermediary” means Bank, a Subcustodian, a Securities Depository, and any other financial institution which in the ordinary course of business maintains Securities custody accounts for others and acts in that capacity.

“Security Procedure” means security procedures to be followed by Customer upon the issuance of an Instruction and/or by Bank upon the receipt of an Instruction, so as to enable Bank to verify that such Instruction is authorized, as set forth in service level documentation in effect from time to time between the parties with respect to the services set forth in this Agreement, or as otherwise agreed in writing by the parties. A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption and telephone call backs. Customer acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, Instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of Customer through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorized Instruction.

“Services” means the Custody and Fund Accounting Services provided under the Agreement.

“Subcustodian” has the meaning set forth in Section 5.1 and includes Affiliated Subcustodians.

“Transfer Agent” as used in Section 4.3 means Boston Financial Data Services Inc. or any successor transfer agent appointed by the Customer.

“Transfer Accounts” means the clearing account(s) listed on Schedule B hereto used to concentrate cash for the Customers so that monies transferring into and out of such clearing account(s) can be made as a single net payment or receipt by the Bank.

“Transfer Account Liabilities” means with respect to a given Customer that portion of any Overdraft, obligation, or other Liabilities arising under any of the Transfer Accounts that are attributable to transactions relating to that Customer, including purchases and redemptions of shares of that Customer.

(b) All terms in the singular will have the same meaning in the plural unless the context otherwise provides and visa versa.

2. WHAT BANK IS REQUIRED TO DO

2.1 Set Up Accounts.

(a) Bank will establish and maintain the following accounts (“Accounts”):

(i)	a Securities Account in the name of Customer for Financial Assets, which may be received by or on behalf of Bank or its Subcustodian for the account of Customer, including as an Entitlement Holder; and

(ii)	an account in the name of Customer (“Cash Account”) for any and all cash in any currency received by or on behalf of Bank for the account of Customer.

Notwithstanding paragraph (ii), cash held in respect of those markets where Customer is required to have a cash account in its own name held directly with the relevant Subcustodian or a Securities Depository will be held in that manner and will not be part of the Cash Account.

(b) At the request of Customer, additional Accounts may be opened in the future, which will be subject to the terms of this Agreement.

2.2 Cash Account.

(a) Except as otherwise provided in Instructions acceptable to Bank, all cash held in the Cash Account will be deposited during the period it is credited to the Accounts in one or more deposit accounts. Any cash credited to the Cash Account will either be (i) credited to a deposit account maintained at Bank or at Bank’s London Branch and will constitute a debt owing to the Customer by Bank or Bank’s London Branch, as applicable, or (ii) deposited or otherwise placed by Bank with another bank or financial institution and will constitute a debt owing to the Customer by such other bank or financial institution, payable exclusively in the applicable currency by such Bank branch, or other bank or financial institution, in each case, subject to compliance with Applicable Law, including, without limitation, any restrictions on transactions in the applicable currency imposed by the country of the applicable currency. For clarity, such other bank or financial institution will be subject to the applicable terms set forth herein related to Subcustodians, including Section 5.1 and 5.2.

(b) Any amounts credited by Bank to the Cash Account on the basis of a notice or an interim credit from a third party may be reversed if Bank does not receive final payment in a timely manner. Bank will notify the Customer promptly of any such reversal.

2.3 Segregation of Assets; Nominee Name.

(a) Bank will identify in its records that Financial Assets credited to Customer’s Securities Account belong to Customer (except as otherwise may be agreed by Bank and Customer).

(b) To the extent permitted by Applicable Law or market practice, Bank will require each Subcustodian to identify in its own records that Financial Assets held at such Subcustodian by Bank on behalf of its customers belong to customers of Bank, such that it is readily apparent that the Financial Assets do not belong to Bank or the Subcustodian.

(c) Bank is authorized, in its discretion,

(i)	to hold in bearer form, such Financial Assets as are customarily held in bearer form or are delivered to Bank or its Subcustodian in bearer form;

(ii)	to hold Securities in or deposit Securities with any Securities Depository, settlement system or dematerialized book entry or similar systems; and

(iii)	to register in the name of Customer, Bank, a Subcustodian, a Securities Depository, or their respective nominees, such Financial Assets as are customarily held in registered form.

(d) Bank is authorized, when directed to do so by Customer, to hold Financial Assets at third parties and to register Financial Assets in broker “street name” or in the name of other third parties (or their nominees). Notwithstanding Section 7.1, Bank shall have no liability for any loss of Financial Assets or other damages resulting from holding or registering Financial Assets as so directed by Customer.

Customer authorizes Bank or its Subcustodian to hold Financial Assets in omnibus accounts and will accept delivery of Financial Assets of the same class and denomination as those with Bank or its Subcustodian.

(e) In the event that Customer requests the opening of any additional Account for the purpose of holding collateral pledged by Customer to a securities exchange, clearing corporation or other central counterparty (a “Counterparty”) to secure trading activity by Customer, or the pledge to a Counterparty of cash or individual Securities held in an Account, that Account (or the pledged cash or Securities) shall be subject to the collateral arrangements in effect between the Bank and the Counterparty in addition to the terms of this Agreement to the extent applicable.

2.4 Settlement of Trades.

When Bank receives an Instruction directing settlement of a transaction in Financial Assets that includes all information required by Bank, Bank will use reasonable care to effect such settlement as instructed. Settlement of transactions in Financial Assets will be conducted in accordance with prevailing standards of the market in which the transaction occurs. Without limiting the generality of the foregoing, the risk of loss will be Customer's whenever Bank delivers Financial Assets or payment in accordance with applicable market practice in advance of receipt or settlement of the expected consideration. In the case of the failure of Customer’s counterparty (or other appropriate party) to deliver the expected consideration as agreed, Bank will contact the counterparty to seek settlement, but Bank will not be obligated to institute legal proceedings, file a proof of claim in any insolvency proceeding, or take any similar action.

2.5 Contractual Settlement Date Accounting.

(a) Bank will effect book entries on a “contractual settlement date accounting” basis as described below with respect to the settlement of trades in those markets where Bank generally offers contractual settlement date accounting and will notify Customer of those markets from time to time.

(i)	Sales: On the settlement date for a sale, Bank will credit the Cash Account with the proceeds of the sale and transfer the relevant Financial Assets to a separate account at the Bank pending settlement of the trade where not already delivered.

(ii)	Purchases: On the settlement date for the purchase (or earlier, if market practice requires delivery of the purchase price before the settlement date), Bank will debit the Cash Account for the settlement amount and credit a separate account at the Bank. Bank then will post the Securities Account as awaiting receipt of the expected Financial Assets. Customer will not be entitled to the Financial Assets that are awaiting receipt until Bank or a Subcustodian actually receives them.

Bank reserves the right to restrict in good faith the availability of contractual settlement date accounting for credit or operational reasons.

(b) Bank may (in its absolute discretion) upon oral or written notification to Customer reverse any debit or credit made pursuant to Section 2.5(a) prior to a transaction’s actual settlement, and Customer will be responsible for any costs or liabilities resulting from such reversal. Customer acknowledges that the procedures described in this sub-section are of an administrative nature, and Bank does not undertake to make loans and/or Financial Assets available to Customer pursuant to this sub-section.

2.6 Actual Settlement Date Accounting.

With respect to any sale or purchase transaction that is not posted to the Account on the contractual settlement date as referred to in Section 2.5, Bank will post the transaction on the date on which the cash or Financial Asset received as consideration for the transaction is actually received by Bank.

2.7 Income Collection

(a) Bank will credit the Cash Account with income and redemption proceeds on Financial Assets only after actual receipt and reconciliation.

(b) Bank will make good faith efforts in its discretion to contact appropriate parties to collect unpaid interest, dividends or redemption proceeds, but neither Bank nor its Subcustodians will be obliged to file any formal notice of default, institute legal proceedings, file a proof of claim in any insolvency proceeding, or take any similar action.

2.8 Certain Ministerial Acts.

Until Bank receives Instructions to the contrary, Bank will:

(a) present all Financial Assets for which Bank has received notice of a call for redemption or that have otherwise matured, and all income and interest coupons and other income items that call for payment upon presentation;

(b) execute in the name of Customer such certificates as may be required to obtain payment in respect of Financial Assets;

(c) exchange interim or temporary documents of title for Financial Assets held in the Securities Account for definitive documents of title; and

(d) provide information concerning the Accounts to Subcustodians, Securities Depositories, counterparties, issuers of Financial Assets, governmental entities, securities exchanges, self-regulatory entities, and similar entities to the extent required by Applicable Law or as may be required in the ordinary course by market practice or otherwise in order to provide the services contemplated by this Agreement.

Bank may reverse any transaction or credit to the Accounts due to mis-posting, other error, or non-receipt, in which case Bank will provide notice of such reversal to Customer in accordance with this Agreement.

2.9 Corporate Actions.

(a) Bank will notify Customer of any Corporate Action of which information is either (i) received by it or by a Subcustodian to the extent that Bank’s central corporate actions department has actual knowledge of the Corporate Action in time to notify its customers in a timely manner; or (ii) published via a formal notice in publications and reporting services routinely used by Bank for this purpose in time for Bank to notify its customers in a timely manner. Bank does not commit, however, to provide information concerning Corporate Actions relating to Financial Assets being held at Customer’s request in a name not subject to the control of Bank or its Subcustodian.

(b) If an Authorized Person fails to provide Bank with timely Instructions with respect to any Corporate Action or class action, neither Bank nor its Subcustodians or their respective nominees will take any action in relation to that Corporate Action or class action, except as otherwise agreed in writing by Bank and Customer or as may be set forth by Bank as a default action in the notification it provides under Section 2.9 (a) with respect to that Corporate Action or class action.

(c) Bank may sell or otherwise dispose of fractional interests in Financial Assets arising out of a Corporate Action or class action litigation and, to the extent necessary to protect Customer’s interest in that Corporate Action or class action, credit the Cash Account with the proceeds of the sale or disposition. If some, but not all, of an outstanding class of Financial Asset is called for redemption, Bank may allot the amount redeemed among the respective beneficial holders of such class of Financial Asset in any manner Bank deems to be fair and equitable. Bank will promptly notify Customer of any action taken pursuant to this sub-section.

(d) Notices of Corporate Actions and class actions dispatched to Customer may have been obtained from sources which Bank does not control and may have been translated or summarized. Although Bank believes such sources to be reliable, Bank has no duty to verify the information contained in such notices nor the faithfulness of any translation or summary and therefore does not guarantee its accuracy, completeness or timeliness, and shall not be liable to Customer for any loss that may result from relying on such notice.

2.10 Class Action Litigation.

Any notices received by Bank’s corporate actions department about U.S. settled securities class action litigation that requires action by affected owners of the underlying Financial Assets will be promptly provided to Customer if Bank, using reasonable care and diligence in the circumstances, identifies that Customer was a shareholder and held the relevant Financial Assets in custody with Bank at the relevant time. Bank will not make filings in the name of Customer in respect to such notifications except as otherwise agreed in writing between Customer and Bank.

2.11 Proxies.

(a) Subject to and upon the terms of this sub-section, Bank will provide Customer with information which it receives on matters to be voted upon at meetings of holders of Financial Assets (“Notifications”), and Bank will act in accordance with Customer’s Instructions in relation to such Notifications (“the active proxy voting service”). If information is received by Bank at its proxy voting department too late to permit timely voting by Customer, Bank's only obligation will be to provide, so far as reasonably practicable, a Notification (or summary information concerning a Notification) on an “information only” basis.

(b) The active proxy voting service is available only in certain markets, details of which are available from Bank on request. Provision of the active proxy voting service is conditional upon receipt by Bank of a duly completed enrollment form as well as additional documentation that may be required for certain markets.

(c) Bank will act upon Instructions to vote on matters referred to in a Notification, provided Instructions are received by Bank at its proxy voting department by the deadline referred to in the relevant Notification. If Instructions are not received in a timely manner, Bank will not be obligated to provide further notice to Customer and shall not be obliged to vote. It is Customer’s obligation to monitor the agreed upon means of providing Notifications to determine if new Notifications have been received.

(d) Bank reserves the right to provide Notifications or parts thereof in the language received. Bank will attempt in good faith to provide accurate and complete Notifications, whether or not translated.

(e) Customer acknowledges that Notifications and other information furnished pursuant to the active proxy voting service (“information”) are proprietary to Bank and that Bank owns all intellectual property rights, including copyrights and patents, embodied therein. Accordingly, Customer will not make any use of such information except in connection with the active proxy voting service.

(f) In markets where the active proxy voting service is not available or where Bank has not received a duly completed enrollment form or other relevant documentation, Bank will not provide Notifications to Customer but will endeavor to act upon Instructions to vote on matters before meetings of holders of Financial Assets where it is reasonably practicable for Bank (or its Subcustodians or nominees as the case may be) to do so and where such Instructions are received in time for Bank to take timely action (the “passive proxy voting service”).

(g) Customer acknowledges that the provision of proxy voting services (whether active or passive) may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to:

(i)	the Financial Assets being on loan or out for registration,

(ii)	the pendency of conversion or another corporate action;

(iii)	Financial Assets being held at Customer’s request in a name not subject to the control of Bank or its Subcustodian;

(iv)	in a margin or collateral account at Bank or another bank or broker, or otherwise in a manner which affects voting;

(v)	local market regulations or practices, or restrictions by the issuer;

(vi)	Bank may be required to vote all shares held for a particular issue for all of Bank’s customers on a net basis (i.e. a net yes or no vote based on voting instructions received from all its customers). Where this is the case, Bank will inform Customer by means of the Notification.

(h) Notwithstanding the fact that Bank may act in a fiduciary capacity with respect to Customer under other agreements, in performing active or passive voting proxy services Bank will be acting solely as the agent of Customer, and will not exercise any discretion, with regard to such proxy services or vote any proxy except when directed by an Authorized Person.

2.12 Statements and Information Available On-Line and other Reports.

(a) Bank will send, or make available on-line, to Customer, at times mutually agreed upon, a formal statement of account in Bank’s standard format for each Account maintained by Customer with Bank, identifying the Financial Assets and cash held in each Account (each such statement a “Statement of Account”). Additionally, Bank will send (or make available on-line to) Customer an advice or notification of any transfers of cash or Financial Assets with respect to each Account. Bank will not be liable with respect to any matter set forth in those portions of any Statement of Account or any such advice (or reasonably implied therefrom) to which Customer has not given Bank a written exception or objection within sixty (60) days of receipt of the Statement of Account, provided such matter is not the result of Bank’s negligence, willful misconduct or bad faith. References in this Agreement to Statements of Account include Statements of Account in electronic form.

(b) Prices and other information obtained from third parties which may be contained in any Statement of Account or other statement sent to Customer have been obtained from sources Bank believes to be reliable. Bank is not undertaking to render investment advice, manage money, act as a fiduciary with respect to the Accounts, or place a bid for any security or derivatives transaction. Without limiting Section 5.3, Bank expressly disclaims any responsibility for (and Customer agrees to hold Bank harmless for any loss in respect of) any use to which Customer puts an estimated price or indicative valuation. The estimated price or indicative valuation may differ significantly from prices at which securities or derivatives transactions could be or could have been purchased or sold in any market or to or from any person or the prices at which Bank or any other person would be willing to enter into, terminate, unwind or assign the relevant derivatives transactions. Customer shall not disclose an estimated price or indicative valuation (or any part thereof) made available by Bank, other than pursuant to

Section 2.16 or Section 2.17, without Bank’s prior written consent; provided Customer may disclose such information to Customer’s accountants, legal counsel or investment advisor or as required by legal process or a regulatory agency with jurisdiction over the Customer, in each case, to the extent required by applicable law or regulation.

(c) Customer acknowledges that, except for Statements of Account or as otherwise expressly agreed by Bank, records and reports available to it on-line may not be accurate due to mis-postings, delays in updating Account records, and other causes. Bank will not be liable for any loss or damage arising out of the inaccuracy of any such records or reports accessed on-line.

(d) Upon written request, Bank will supply Customer with a copy of its current SSAE 16 Report, or such other report that is acceptable to Customer in the event such SSAE 16 Report is unavailable, to Customer. Upon written request, Bank shall provide Customer with information about Bank’s processes for the management and monitoring of Subcustodians for safeguarding Financial Assets.

2.13 Access to Bank’s Records.

The Bank shall create and maintain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations of Customer under the 1940 Act, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be property of Customer. Bank will allow Customer’s duly authorized officers, employees, and agents, including Customer’s independent public accountants, and the employees and agents of the SEC access at all times during the regular business hours of the Bank to such records. Subject to restrictions under Applicable Law, Bank also will obtain an undertaking to permit Customer’s independent public accountants, reasonable access to the records of any Subcustodian of Securities held in the Securities Account as may be required in connection with such examination.

In addition, the Bank shall cooperate with and supply necessary information to the entity or entities appointed by the Customer to keep its books of account and/or compute its net asset value. The Bank shall take all such reasonable actions as a Customer may from time to time request to enable a Customer to obtain, from year to year, favorable opinions from the Customer’s independent accountants with respect to the Bank’s activities hereunder in connection with (i) the preparation of any registration statement of a Customer and of a Customer’s reports on Form N-SAR and any other reports required by the SEC, and (ii) the fulfillment by the Customer of any other requirements of the SEC.

2.14 Maintenance of Financial Assets at Subcustodian Locations.

(a) Unless Instructions require another location acceptable to Bank, Financial Assets will be held in the country or jurisdiction in which their principal trading market is located, where such Financial Assets may be presented for payment, where such Financial Assets were acquired, or where such Financial Assets are held. Bank reserves the right to refuse to accept delivery of Financial Assets or cash in countries and jurisdictions other than those referred to in Appendix 2 to this Agreement, as in effect from time to time.

(b) Bank will not be obliged to follow an Instruction to hold Financial Assets with, or have them registered or recorded in the name of, any person not chosen by Bank. However, if Customer does instruct Bank to hold Securities and/or cash with or register or record Securities in the name of a person not chosen by Bank and Bank agrees to do so, the consequences of doing so are at Customer’s own risk and Bank (i) will not be liable therefor and (ii) may not provide services under this Agreement with respect to Securities or cash so held, including, without limitation, services provided under Sections 2.8, 2.9, 2.11, and 8.2.

2.15 Tax Relief Services.

Bank will provide tax relief services as provided in Section 8.2.

2.16 Fund Accounting Services.

Bank shall perform fund accounting services as specified on the attached Schedule E.

2.17 Global Derivatives Services.

Bank shall perform global derivatives services as specified on the attached Schedule F.

2.18 [RESERVED].

2.19 Restricted Markets.

The Bank reserves the right to restrict the services it provides in certain markets it determines are restricted markets from time to time. A current list of these markets, and a summary of the related restrictions, is set forth on Schedule H hereto. The Bank may update Schedule H from time to time upon notice to Customer.

2.20 Compliance with Securities and Exchange Commission (“SEC”) rule 17f-5 (“rule 17f-5”).

(a) Customer’s board of directors (or equivalent body) (hereinafter “Board”) hereby delegates to Bank, and, except as to the country or countries as to which Bank may, from time to time, advise Customer that it does not accept such delegation, Bank hereby accepts the delegation to it, of the obligation to perform as Customer’s ‘Foreign Custody Manager’ (as that term is defined in rule 17f-5(a)(3) as promulgated under the 1940 Act), including for the purposes of: (i) selecting Eligible Foreign Custodians (as that term is defined in rule 17f-5(a)(1), and as the same may be amended from time to time, or that have otherwise been exempted pursuant to an SEC exemptive order) to hold foreign Financial Assets and Cash, (ii) evaluating the contractual arrangements with such Eligible Foreign Custodians (as set forth in rule 17f-5(c)(2)), and (iii) monitoring such foreign custody arrangements (as set forth in rule 17f-5(c)(3)).

(b) In connection with the foregoing, Bank shall:

(i)	provide written reports notifying Customer’s Board of the placement of Financial Assets and Cash with particular Eligible Foreign Custodians and of any material change in the arrangements with such Eligible Foreign Custodians, with such reports to be provided to Customer’s Board at such times as the Board deems reasonable and appropriate based on the circumstances of Customer’s foreign custody arrangements (and until further notice from Customer such reports shall be provided not less than quarterly with respect to the placement of Financial Assets and Cash with particular Eligible Foreign Custodians and with reasonable promptness upon the occurrence of any material change in the arrangements with such Eligible Foreign Custodians);

(ii)	exercise such reasonable care, prudence and diligence in performing as Customer’s Foreign Custody Manager as a person having responsibility for the safekeeping of foreign Financial Assets and cash would exercise;

(iii)	in selecting an Eligible Foreign Custodian, first have determined that foreign Financial Assets and cash placed and maintained in the safekeeping of such Eligible Foreign Custodian shall be subject to reasonable care, based on the standards applicable to custodians in the relevant market, after having considered all factors relevant to the safekeeping of such foreign Financial Assets and cash, including, without limitation, those factors set forth in rule 17f-5(c)(1)(i)-(iv);

(iv)	determine that the written contract with an Eligible Foreign Custodian requires that the Eligible Foreign Custodian shall provide reasonable care for foreign Financial Assets and Cash based on the standards applicable to custodians in the relevant market and complies with the requirements of Rule 17f-5(c)(2) with respect to the provisions of the contract.

(v)	have established a system to monitor the continued appropriateness of maintaining foreign Financial Assets and cash with particular Eligible Foreign Custodians and of the governing contractual arrangements; it being understood, however, that in the event that Bank shall have determined that the existing Eligible Foreign Custodian in a given country would no longer afford foreign Financial Assets and cash reasonable care and that no other Eligible Foreign Custodian in that country would afford reasonable care, Bank shall promptly so advise Customer and shall then act in accordance with the Instructions of Customer with respect to the disposition of the affected foreign Financial Assets and cash.

Subject to (b)(i)-(v) above, Bank is hereby authorized to place and maintain foreign Financial Assets and cash on behalf of Customer with Eligible Foreign Custodians pursuant to a written contract deemed appropriate by Bank.

(c) Except as expressly provided herein, Customer shall be solely responsible to assure that the maintenance of foreign Financial Assets and cash hereunder complies with the rules, regulations, interpretations and exemptive orders as promulgated by or under the authority of the SEC.

(d) Bank represents to Customer that it is a U.S. Bank as defined in rule 17f-5(a)(7). Customer represents to Bank that: (1) the foreign Financial Assets and cash being placed and maintained in Bank’s custody are subject to the 1940 Act, as the same may be amended from time to time; (2) (i) its Board has determined that it is reasonable to rely on Bank to perform as Customer’s Foreign Custody Manager or (ii) its investment adviser shall have determined that Customer may maintain foreign Financial Assets and cash in each country in which Customer’s Financial Assets and cash shall be held hereunder and determined to accept Country Risk. Nothing contained herein shall require Bank to make any selection or to engage in any monitoring on behalf of Customer that would entail consideration of Country Risk.

(e) Bank shall provide to Customer such information relating to Country Risk as is specified in Appendix 1 hereto. Customer hereby acknowledges that: (i) such information is solely designed to inform Customer of market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets; and (ii) Bank has gathered the information from sources it considers reliable, but that Bank shall have no responsibility for inaccuracies or incomplete information.

2.21 Compliance with SEC rule 17f-7 (“rule 17f-7”)

(a) Bank shall, for consideration by Customer, provide an analysis of the custody risks associated with maintaining Customer’s foreign Financial Assets and cash with each Eligible Securities Depository used by Bank as of the date hereof (or, in the case of an Eligible Securities Depository not used by Bank as of the date hereof, prior to the initial placement of Customer’s foreign Assets at such Depository) and at which any foreign Financial Assets and cash of Customer are held or are expected to be held. The foregoing analysis will be provided to Customer at Bank’s website. In connection with the foregoing, Customer shall notify Bank of any Eligible Securities Depositories at which it does not choose to have its foreign Financial Assets and cash held. Bank shall monitor the custody risks associated with maintaining Customer’s foreign Financial Assets and cash at each such Eligible Securities Depository on a continuing basis and shall promptly notify Customer or its adviser of any material changes in such risks.

(b) Bank shall exercise reasonable care, prudence and diligence in performing the requirements set forth in Section 2.23(a) above. Bank represents to Customer that it is a “Primary Custodian” as defined in rule 17f-7(b)(2).

(c) Based on the information available to it in the exercise of diligence, Bank shall determine the eligibility under rule 17f-7 of each depository before including it on Appendix 3 hereto and shall promptly advise Customer if any Eligible Securities Depository ceases to be eligible. (Eligible Securities Depositories used by Bank as of the date hereof are set forth in Appendix 3 hereto, and as the same may be amended on notice to Customer from time to time.)

2.22 Notifications.

If Customer has agreed to access information concerning the Accounts through Bank’s website, Bank may make any notifications required under this Agreement by posting such notification on the website (except for the notices discussed in Section 10.1).

3. INSTRUCTIONS

3.1 Acting on Instructions; Unclear Instructions.

(a) Customer authorizes Bank to accept and act upon any Instructions received by it without inquiry. Customer will indemnify the Bank Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the Bank Indemnitees as a result of any action or omission taken in accordance with any Instructions or other directions upon which Bank is authorized to rely under the terms of this Agreement.

(b) Unless otherwise expressly provided, all Instructions will continue in full force and effect until canceled or superseded.

(c) Bank may (in its sole discretion and without affecting any part of this Section 3.1) seek clarification or confirmation of an Instruction from an Authorized Person and may decline to act upon an Instruction if it does not receive clarification or confirmation satisfactory to it. Bank will not be liable for any loss arising from any delay while it seeks such clarification or confirmation.

(d) In executing or paying a payment order Bank may rely upon the identifying number (e.g. Fedwire routing number or account) of any party as instructed in the payment order. Customer assumes full responsibility for any inconsistency between the name and identifying number of any party in payment orders issued to Bank in Customer’s name.

3.2 Verification and Security Procedures.

(a) Bank and Customer shall comply with any applicable Security Procedures with respect to the delivery or authentication of Instructions and shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(b) Either party may record any of their joint telephone communications.

3.3 Instructions; Contrary to Law/Market Practice.

Bank need not act upon Instructions which it reasonably believes to be contrary to law, regulation or market practice, but Bank will be under no duty to investigate whether any Instructions comply with Applicable Law or market practice.

3.4 Cut-off Times.

Bank has established cut-off times for receipt of some categories of Instruction, which will be made available to Customer. If Bank receives an Instruction after its established cut-off time, Bank will attempt to act upon the Instruction on the day requested if Bank deems it practicable to do so or otherwise as soon as practicable on the next business day.

3.5 Electronic Access.

Access by Customer to certain applications or products of Bank via Bank’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Schedule I.

4. FEES, EXPENSES AND OTHER AMOUNTS OWING TO BANK

4.1 Fees and Expenses.

Customer will pay Bank for its services hereunder the fees as set forth on Schedule G hereto or such other amounts as may be agreed upon in writing from time to time, together with Bank’s reasonable out-of-pocket or incidental expenses, including, but not limited to, legal fees and tax or related fees incidental to processing by governmental authorities, issuers, or their agents. Customer authorizes Bank to deduct amounts owing to it from the Cash Account, for any such fees or expenses from time to time in arrears. Without prejudice to Bank’s other rights, Bank reserves the right to charge interest on overdue amounts from the due date until actual payment at such rate as Bank may reasonably determine.

4.2 Overdrafts.

If a debit to any currency in the Cash Account results (or will result) in a debit balance, then Bank may, in its discretion, (i) advance an amount equal to the overdraft, (ii) or refuse to settle in whole or in part the transaction causing such debit balance, or (iii) if any such transaction is posted to the Securities Account, reverse any such posting. If Bank elects to make such an advance, the advance will be deemed a loan to Customer, payable on demand, bearing interest at the applicable rate charged by Bank from time to time, for such overdrafts, from the date of such advance to the date of payment (both after as well as before judgment) and otherwise on the terms on which Bank makes similar overdrafts available from time to time. No prior action or course of dealing on Bank’s part with respect to the settlement of transactions on Customer’s behalf will be asserted by Customer against Bank for Bank’s refusal to make advances to the Cash Account or to settle any transaction for which Customer does not have sufficient available funds in the applicable currency in the Account.

4.3 Bank’s Right Over Securities; Set-off.

(a) Customer grants Bank a security interest in and a lien on the Financial Assets held in the Securities Account as security for any and all amounts which are now or become owing to Bank under any provision of this Agreement, whether or not matured or contingent (“Indebtedness”).

(b) Without prejudice to Bank’s rights under Applicable Law, Bank may set off against any Indebtedness any amount in any currency standing to the credit of any of Customer’s accounts (whether deposit or otherwise) with any Bank branch or office or with any Affiliate of Bank. For this purpose, Bank shall be entitled to accelerate the maturity of any fixed term deposits and to effect such currency conversions as may be necessary at its current rates for the sale and purchase of the relevant currencies.

(c) With respect to any obligation of a Customer arising out of this Agreement, the Bank shall look for payment or satisfaction of such obligation solely to the assets of the Customer to which such obligation relates as though the Bank had separately contracted by separate written instrument with respect to each Customer.

(d) Customer grants to Bank a security interest in and a lien on the Financial Assets held in a Customer’s Securities Account and the cash held in that Customer’s Cash Account to secure that portion of any Overdraft, obligation, or other Liability owing with respect to a Transfer Account that constitute that Customer’s Transfer Account Liabilities, and Bank shall be entitled (i) without notice, to segregate, place a hold on and/or withhold delivery of such Financial Assets and cash to satisfy such Customer’s Transfer Account Liabilities and (ii) upon notice to the Board of such Customer, sell or otherwise realize any of such Financial Assets and to apply the proceeds and any other monies credited to that Customer’s Cash Account in satisfaction of its Transfer Account Liabilities. Without prejudice to Bank’s rights under Applicable Laws, Bank may, upon notice to the Board of such Customer, set off any Overdraft, obligation, or other Liability owing with respect to a Transfer Account that constitute that Customer’s Transfer Account Liabilities against any amount in any currency standing to the credit of any of that Customer’s accounts (whether deposit or otherwise) with any Bank branch or office.

(e) Customer will be solely responsible for ensuring that the Transfer Agent maintains sufficient records and internal controls to monitor and reconcile daily activity with respect to amounts and transactions in the Transfer Accounts that are attributable to each Customer. In particular, Customer will ensure that the Transfer Agent provides to the Bank, promptly upon request: (1) information as to the amount of cash attributable to each Customer in the Transfer Accounts, (2) information regarding the transactions of each Customer that are processed through the Transfer Accounts, and (3) records to identify and support any obligations, Liabilities, and/or Overdrafts incurred or created in connection with the transactions processed through the Transfer Accounts that are attributable to each Customer. Customer will be responsible for any Liabilities resulting from a failure or delay of the Transfer Agent to provide accurate and timely information to the Bank regarding the Transfer Accounts.

(f) The Bank hereby agrees that it will follow the following procedures in connection with enforcing a lien or right of set-off against a Customer’s assets pursuant to this Section 4.3.

(i)	The Bank will comply with all applicable laws, rules and regulations in connection with enforcing a lien or right of set-off against a Customer’s assets, including all applicable provisions of state law relating to enforcement of rights of set off or liens against securities and other property held in bailment.

(ii)	To enforce a right of set-off or a lien pursuant to Sub-section 4.3 (a) or (b) of the Agreement, regardless of any other notice requirements under Applicable Laws, rules or regulations or any applicable terms of the Agreement, the Bank will (x) without notice, segregate, place a hold on and/or withhold delivery of Financial Assets in such Customer’s Securities Account and cash in its Cash Account with a market value equal to the amount the Bank has determined in good faith is due and payable; and (y) give written notice (“Notice”) to the Board of the applicable Customer of its intention to sell or otherwise realize such Financial Assets and to apply the proceeds and any other monies credited to that Customer’s Cash Account in satisfaction of its Indebtedness if the amount the Bank has determined in good faith is due and payable are not repaid within two business days allowing the notice. The Customer may request the Bank to substitute different Financial Assets for the Financial Assets segregated by the Bank and the Bank will not unreasonably deny such request.

(iii)	Prior to enforcing a right of set-off or a lien against a Customer’s assets pursuant to Sub-section 4.3(d), regardless of any other notice requirements under Applicable Laws, rules or regulations or any applicable terms of the Agreement, the Bank will (w) send a written request to the Transfer Agent, with a copy to the Board of the Customers, for information sufficient to identify and support any obligations, Liabilities, and/or Overdrafts incurred or created in connection with the transactions processed through the Transfer Accounts that are attributable to each Customer; (x) upon receipt of such information, the Bank will, segregate, place a hold on and/or withhold delivery of Financial Assets in each such Customer’s Securities Account and cash in its Cash Account with a market value equal to the amount the Bank has determined in good faith is due and payable; and (z) give Notice to the Board of the applicable Customers of its intention to sell or otherwise realize such Financial Assets and to apply the proceeds and any other monies credited to that Customer’s Cash Account in satisfaction of its Transfer Account Liabilities, if the amount the Bank has determined in good faith is due and payable are not repaid within two business days following the Notice. The Customer may request the Bank to substitute different Financial Assets for the Financial Assets segregated by the Bank and the Bank will not unreasonably deny such request.

(iv)	The Bank will not obtain through enforcement of the right of set-off or the lien more than the amount it has determined in good faith to be owed.

(v)	The Bank will seek to enforce the right of set-off or the lien first against a Customer’s cash assets, and then only against portfolio securities or other property for which a readily ascertainable market price can be obtained.

(vi)	The Bank will arrange for the sale of any such Financial Assets in nominal market transactions and will not arrange for the sale of such Financial Assets in circumstances that, to the best of its knowledge, independently would raise affiliated transaction concerns under the 1940 Act.

5. SUBCUSTODIANS, SECURITIES DEPOSITORIES, AND OTHER AGENTS

5.1 Appointment of Subcustodians; Use of Securities Depositories.

(a) Bank is authorized under this Agreement to act through and hold Customer’s Financial Assets with subcustodians, being at the date of this Agreement the entities listed in Appendix 2 and/or such other entities as Bank may appoint as subcustodians (“Subcustodians”). Bank will use reasonable care, prudence and diligence in the selection and continued appointment of such Subcustodians. At the request of Customer, Bank may, but need not, add to Appendix 2 an Eligible Foreign Custodian where Bank has not acted as Foreign Custody Manager with respect to the selection thereof. Bank shall notify Customer in the event that it elects to add any such entity. In addition, Bank and each Subcustodian may deposit Financial Assets with, and hold Financial Assets in, any securities depository, settlement system, dematerialized book entry system or similar system (together a “Securities Depository”) on such terms as such systems customarily operate and Customer will provide Bank with such documentation or acknowledgements that Bank may require to hold the Financial Assets in such systems.

(b) Any agreement Bank enters into with a Subcustodian for holding Bank’s customers’ assets will provide that such assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian or its creditors except a claim for payment for their safe custody or administration, or, in the case of cash deposits, except for liens or rights in favor of creditors of the Subcustodian arising under bankruptcy, insolvency or similar law, and that the beneficial ownership thereof will be freely transferable without the payment of money or value other than for safe custody or administration. Where a Subcustodian deposits Securities with a Securities Depository, Bank will cause the Subcustodian to identify on its records as belonging to Bank, as agent, the Securities shown on the Subcustodian’s account at such Securities Depository. This Section 5.1(b) will not apply to the extent of any special agreement or arrangement made by Customer with any particular Subcustodian.

(c) Bank will not be liable for any act or omission by (or the insolvency of) any Securities Depository. In the event Customer incurs a loss due to the negligence, willful misconduct, or insolvency of a Securities Depository, Bank will make reasonable endeavors, in its discretion, to seek recovery from the Securities Depository, but Bank will not be obligated to institute legal proceedings, file a proof claim in any insolvency proceeding, or take any similar action.

(d) The term Subcustodian as used herein shall mean the following:

(i)	a ‘U.S. Bank,’ which shall mean a U.S. bank as defined in rule 17f-5(a)(7);

(ii)	an ‘Eligible Foreign Custodian,’ which shall mean: (i) a banking institution or trust company, incorporated or organized under the laws of a country other than the United States, that is regulated as such by that country’s government or an agency thereof, and (ii) a majority-owned direct or indirect subsidiary of a U.S. bank or bank holding company which subsidiary is incorporated or organized under the laws of a country other than the United States. In addition, an Eligible Foreign Custodian shall also mean any other entity that shall have been so qualified by exemptive order, rule or other appropriate action of the SEC.

(iii)	For purposes of clarity, it is agreed that as used in Section 5.2(a), the term Subcustodian shall not include any Eligible Foreign Custodian as to which Bank has not acted as Foreign Custody Manager.

(e) The term ‘securities depository’ as used herein when referring to a securities depository located outside the U.S. shall mean:

an “Eligible Securities Depository” which, in turn, shall have the same meaning as in rule 17f-7(b)(1)(i)-(vi) as the same may be amended from time to time, or that has otherwise been made exempt pursuant to an SEC exemptive order or no-action letter of the staff of the SEC.

(f) The term “securities depository” as used herein when referring to a securities depository located in the U.S. shall mean a “securities depository” as defined in rule 17f-4(a).

5.2 Liability for Subcustodians.

(a) Subject to Section 7.1(b), Bank shall be liable for the actions or omissions of any Subcustodian to the same extent as if such act or omission was performed by the Bank itself. In the event of any Losses suffered or incurred by a Customer caused by or resulting from the actions or omissions of any Subcustodian for which the Bank would otherwise be liable, the Bank shall promptly reimburse such Customer in the amount of any such Losses. Bank shall also be liable for losses that result from the insolvency of any Affiliated Subcustodian.

(b) Subject to Section 5.1(a) and Bank’s duty to use reasonable care in the monitoring of a Subcustodian’s financial condition as reflected in its published financial statements and other publicly available financial information concerning it customarily reviewed by Bank in its oversight process, Bank will not be responsible for the insolvency of any Subcustodian which is not a branch or an Affiliated Subcustodian.

(c) Bank reserves the right to add, replace or remove Subcustodians. Bank will give prompt notice of any such action, which will be advance notice if practicable. Upon request by Customer, Bank will identify the name, address and principal place of business of any Subcustodian and the name and address of the governmental agency or other regulatory authority that supervises or regulates such Subcustodian.

5.3 Use of Agents.

(a) Bank may provide certain services under this Agreement through third parties, which may be Affiliates, provided the provision of services by such Affiliate complies with the 1940 Act and the rules issued thereunder and the policies and procedures of the Customer. Except to the extent provided in Section 5.2 with respect to Subcustodians, Bank will not be responsible for any loss as a result of a failure by any broker or any other third party that it selects and retains using reasonable care to provide ancillary services that it may not customarily provide itself, including, without limitation, delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions and class action litigation. Nevertheless, Bank will be liable for the performance of any such broker selected by Bank that is an Affiliate to the same extent as Bank would have been liable if it performed such services itself.

(b) In the case of the sale under Section 2.8 of a fractional interest (or in other cases where Customer has requested Bank to arrange for execution of a trade) Bank will place trades with a broker which is an Affiliate to the extent that: (1) Bank has established a program for such trading with such Affiliate, (2) trading with such Affiliate complies with the 1940 Act, as amended and the rules issued thereunder, and (3) trading with such Affiliate complies with the Customer’s policies and procedures, provided that such policies and procedures have been provided to Bank and Bank has agreed that they are acceptable to Bank. An affiliated broker may charge its customary commission (or retain its customary spread) with respect to any such transaction.

5.4 Service Locations.

Bank maintains various operational/service centers and locations in the United States and foreign jurisdictions. The services provided under this Agreement may be provided from one or more such locations. Bank may change the operational/service centers and locations as it deems necessary or appropriate for its business concerns.

6. ADDITIONAL PROVISIONS RELATING TO CUSTOMER

6.1 Representations of Customer and Bank.

(a) Customer represents and warrants that (i) it has full authority and power, and has obtained all necessary authorizations and consents, to deposit and control the Financial Assets and cash in the Accounts, to use Bank as its custodian in accordance with the terms of this Agreement, to borrow money or otherwise incur indebtedness as contemplated by this Agreement, to pledge Financial Assets as contemplated by Section 4.3, and to enter into foreign exchange transactions; (ii) assuming execution and delivery of this Agreement by Bank, this Agreement is Customer’s legal, valid and binding obligation, enforceable in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement (iii) it has not relied on any oral or written representation made by Bank or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of Bank; (iv) it is a resident of the United States and shall notify Bank of any changes in residency; (v) none of the Account Assets to be held under this Agreement are “plan assets” as defined in Section 3(42) of the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder except as otherwise expressly notified to J.P. Morgan; and (vi) except as granted under Section 4.3 of this Agreement or otherwise to Bank, the Financial Assets and cash deposited in the Accounts are not subject to any encumbrance or security interest whatsoever and the Customer undertakes that, so long as Liabilities are outstanding, it will not create or permit to exist any encumbrance or security interest over such Financial Assets or cash except with the prior written consent of Bank.

(b) Bank represents and warrants that (i) assuming execution and delivery of this Agreement by Customer, this Agreement is Bank’s legal, valid and binding obligation, enforceable in accordance with its terms and (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement.

Bank may rely upon the above or the certification of such other facts as may be required to administer Bank's obligations hereunder. Customer shall indemnify Bank against all losses, liability, claims or demands arising directly or indirectly from any such certifications.

6.2 Customer to Provide Certain Information to Bank.

Upon request, Customer will promptly provide to Bank such information about itself and its financial status as Bank may reasonably request, including Customer’s organizational documents and its current audited and unaudited financial statements.

6.3 Customer is Liable to Bank Even if it is Acting for Another Person.

If Customer is acting as an agent for a disclosed or undisclosed principal in respect of any transaction, cash, or Financial Asset, Bank nevertheless will treat Customer as its principal for all purposes under this Agreement. In this regard, Customer will be liable to Bank as a principal in respect of any transactions relating to the Account. The foregoing will not affect any rights Bank might have against Customer's principal.

6.4 Special Settlement Services.

Bank may, but shall not be obliged to, make available to the Customer from time to time special settlement services (including continuous linked settlement) for transactions involving Securities, cash, foreign exchange, and other instruments or contracts. The Customer shall comply, and shall cause its Authorized Persons to comply, with the requirements of any external settlement agency through which such settlements may be processed, including, without limitation, its rules and by-laws, where applicable.

7. WHEN BANK IS LIABLE TO CUSTOMER

7.1 Standard of Care; Liability.

(a) Bank shall exercise reasonable care, prudence and diligence in carrying out all its duties and obligations under this Agreement, and shall not be liable for any and all claims, liabilities, losses, damages, fines, penalties and expenses (“Losses”) suffered or incurred by Customer unless resulting from the failure of Bank to exercise such reasonable care, prudence and diligence or resulting from Bank’s negligence or willful misconduct and except to the extent provided in Section 5.2(a). In addition, Bank shall be liable to each applicable Customer for all Losses representing reasonable costs and expenses incurred by such Customer in connection with any claim by such Customer against Bank arising from the obligations of Bank hereunder, including, without limitation, all reasonable attorneys’ fees and expenses incurred by such Customer in connection with any investigations, lawsuits or proceedings relating to such claim; provided that such Customer has recovered from Bank for such claim.

Upon the occurrence of any event that causes or may cause any loss, damage or expense to Customer, Bank shall (i) promptly notify Customer of the occurrence of such event and (ii) use its commercially reasonable best efforts to cause any Subcustodian to use all commercially reasonable efforts and to take all reasonable steps under the circumstances to mitigate the effects of such event and to avoid continuing harm to Customer.

Nevertheless, under no circumstances will Bank be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts, Bank’s performance hereunder, or Bank’s role as custodian.

(b) Customer will indemnify the Bank Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the Bank Indemnitees in connection with or arising out of (i) Bank’s performance under this Agreement, provided the Bank Indemnitees have acted with reasonable care and have not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question or (ii) any Bank Indemnitee’s status as a holder of record of Customer’s Financial Assets. Nevertheless, Customer will not be obligated to indemnify any Bank Indemnitee under the preceding sentence with respect to any Liability for which Bank is liable under Section 5.2 of this Agreement. Customer shall have no liability whatsoever for any consequential, special, indirect or speculative loss or damages (including, but not limited to, lost profits) suffered by Bank in connection with the transactions and services contemplated hereby and the relationship established hereby even if Customer has been advised as to the possibility of the same and regardless of the form of action.

(c) Without limiting Subsections 7.1 (a) or (b), Bank will have no duty or responsibility to: (i) question Instructions or make any suggestions to Customer or an Authorized Person regarding such Instructions; (ii) supervise or make recommendations with respect to investments or the retention of Financial Assets; (iii) advise Customer or an Authorized Person regarding any default in the payment of principal or income of any Security other than as provided in Section 2.7(b) of this Agreement; (iv) evaluate or report to Customer or an Authorized Person regarding the financial condition of any broker, agent or other party to which Bank is instructed to deliver Financial Assets or cash; or (v) review or reconcile trade confirmations received from brokers (and Customer or its Authorized Persons issuing Instructions will bear any responsibility to review such confirmations against Instructions issued to and Statements of Account issued by Bank).

7.2 Force Majeure.

Bank will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global custody business that it determines from time to time meet reasonable commercial standards. Bank will have no liability, however, for any damage, loss, expense or liability of any nature that Customer may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery, malfunction of equipment or software (except where such malfunction is primarily attributable to Bank’s negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of Bank (including without limitation, the non-availability of appropriate foreign exchange).

7.3 Bank May Consult With Counsel.

Bank will be entitled to rely on, and may act upon the advice of professional advisers in relation to matters of law, regulation or market practice (which reasonably may be the professional advisers of Customer), and will not be liable to Customer for any action taken or omitted pursuant to such advice; provided that Bank has selected and retained such professional advisers using reasonable care and acts reasonably in reliance on the advice.

7.4 Bank Provides Diverse Financial Services and May Generate Profits as a Result.

Customer acknowledges that Bank or its Affiliates may have a material interest in transactions entered into by Customer with respect to the Account or that circumstances are such that Bank may have a potential conflict of duty or interest. For example, Bank or its Affiliates may act as a market maker in the Financial Assets to which Instructions relate, provide brokerage services to other customers, act as financial adviser to the issuer of such Financial Assets, act in the same transaction as agent for more than one customer, have a material interest in the issue of the Financial Assets; or earn profits from any of these activities. Customer further acknowledges that Bank or its Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of Customer but that Bank is not under any duty to disclose any such information.

8. TAXATION

8.1 Tax Obligations.

(a) Customer confirms that Bank is authorized to deduct from any cash received or credited to the Cash Account any taxes or levies required by any revenue or governmental authority for whatever reason in respect of Customer’s Accounts.

(b) Customer will provide to Bank such certifications, documentation, and information as it may require in connection with taxation, and warrants that, when given, this information is true and correct in every respect, not misleading in any way, and contains all material information. Customer undertakes to notify Bank immediately if any information requires updating or correcting. Bank shall not be liable for any taxes, penalties, interest or additions to tax, payable or paid that result from (i) the inaccurate completion of documents by Customer or any third party; (ii) provision to Bank or a third party of inaccurate or misleading information by Customer or any third party; (iii) the withholding of material information by Customer or any third party; or (iv) as a result of any delay by any revenue authority or any other cause beyond the Bank’s control.

(c) If Bank does not receive appropriate certifications, documentation and information then, as and when appropriate and required, additional tax shall be deducted from all income received in respect of the Financial Assets issued (including, but not limited to, United States non-resident alien tax and/or backup withholding tax).

(d) Customer will be responsible in all events for the timely payment of all taxes relating to the Financial Assets in the Securities Account. Customer will indemnify and hold Bank harmless from and against any and all liabilities, penalties, interest or additions to tax with respect to or resulting from, any delay in, or failure by, Bank (i) to pay, withhold or report any U.S. federal, state or local taxes or foreign taxes imposed on, or (ii) to report interest, dividend or other income paid or credited to the Cash Account, regardless of the reason for such delay or failure, provided, however, that Customer will not be liable to Bank for any penalty or additions to tax due solely as a result of Bank’s negligent acts or omissions with respect to paying or withholding tax or reporting interest, dividend or other income paid or credited to the Cash Account.

8.2 Tax Relief Services.

(a) Subject to the provisions of this Section, Bank will apply for a reduction of withholding tax and any refund of any tax paid or tax credits in respect of income payments on Financial Assets credited to the Securities Account that Bank believes may be available. To defray expenses pertaining to nominal tax claims, Bank may from time-to-time set minimum thresholds as to a de minimus value of tax reclaims or reduction of withholding which it will pursue in respect of income payments under this section.

(b) The provision of a tax relief service by Bank is conditional upon Bank receiving from Customer (i) a declaration of its identity and place of residence and (ii) certain other documentation (pro forma copies of which are available from Bank), prior to the receipt of Financial assets in the Account or the payment of income.

(c) Bank will perform tax relief services only with respect to taxation levied by the revenue authorities of the countries advised to Customer from time to time and Bank may, by notification in writing, in its absolute discretion, supplement or amend the countries in which the tax relief services are offered. Other than as expressly provided in this Section 8.2 Bank will have no responsibility with regard to Customer’s tax position or status in any jurisdiction.

(d) Customer confirms that Bank is authorized to disclose any information requested by any revenue authority or any governmental entity in relation to the processing of any tax relief claim.

9. TERMINATION

Either party may terminate this Agreement on sixty (60) days’ written notice to the other party. If Customer gives notice of termination, it must provide full details of the persons to whom Bank must deliver Financial Assets and cash. If Bank gives notice of termination, then Customer must, within sixty days, notify Bank of details of its new custodian, failing which Bank may elect (at any time after the sixty day notice period) either to retain the Financial Assets and cash until such details are given, continuing to charge fees due (in which case Bank’s sole obligation will be for the safekeeping of the Financial Assets and cash), or deliver the Financial Assets and cash to Customer. Bank will in any event be entitled to deduct any amounts owing to it prior to delivery of the Financial Assets and cash (and, accordingly, Bank will be entitled to sell Financial Assets and apply the sale proceeds in satisfaction of amounts owing to it). Customer will reimburse Bank promptly for all out-of-pocket expenses it incurs in delivering Financial Assets upon termination. Termination will not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination.

10. MISCELLANEOUS

10.1 Notices.

(a) Notices pursuant to Section 9 of this Agreement shall be sent or served by registered mail, overnight delivery services, such as Federal Express (FedEx) or United Parcel Service (UPS), etc., courier services or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing. Notice will not be deemed to be given unless it has been received.

(b) The notice required in Section 4.3(f) of the Agreement shall be served by registered mail or hand delivery to the following:

Chairman of the Board of the J.P. Morgan Funds

c/o Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attention: Carl Frischling, Esq.

With copies to

President, J.P. Morgan Funds

c/o J.P. Morgan Asset Management

270 Park Avenue

New York, NY 10017

and

J.P. Morgan Funds

c/o J.P. Morgan Asset Management

270 Park Avenue

New York, NY 10017

Attention: Funds Legal

10.2 Successors and Assigns.

This Agreement will be binding on each of the parties’ successors and assigns, but the parties agree that neither party can assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld.

10.3 Interpretation.

Headings are for convenience only and are not intended to affect interpretation. References to sections are to sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the sections and paragraphs of the sub-sections in which they appear.

10.4 Entire Agreement.

This Agreement, including the Schedules, Exhibits, and Appendices (and any separate agreement which Bank and Customer may enter into with respect to any Cash Account), sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to custody, whether oral or written. Amendments must be in writing and signed by both parties.

10.5 Information Concerning Deposits at Bank’s London Branch.

Under U.S. federal law, deposit accounts that Customer maintains in Bank’s foreign branches (outside of the U.S.) are not insured by the Federal Deposit Insurance Corporation. In the event of Bank’s liquidation, foreign branch deposits have a lesser preference than U.S. deposits, and such foreign deposits are subject to cross-border risks. However, the Financial Services Compensation Scheme (the “FSCS”) was created under the Financial Services and Markets Act

2000. The terms of the FSCS offer protection in connection with deposits and investments in the event of the persons to whom Bank’s London Branch provides services suffering a financial loss as a direct consequence of Bank’s London Branch being unable to meet any of its liabilities, and subject to the FSCS rules regarding eligible claimants and eligible claims, Customer may have a right to claim compensation from the FSCS. Subject to the terms of the FSCS, the limit on the maximum compensation sum payable by the FSCS in relation to investment business is £48,000 and in relation to deposits is £50,000. A detailed description of the FSCS (including information on how to make a claim, eligibility criteria and the procedures involved) is available from the FSCS who can be contacted at 7th Floor, Lloyds Chambers, Portsoken Street, London, E1 8BN.

10.6 Insurance.

Bank will not be required to maintain any insurance coverage for the benefit of Customer.

10.7 Governing Law and Jurisdiction.

This Agreement will be construed, regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Laws, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby. To the extent that in any jurisdiction Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, Customer shall not claim, and it hereby irrevocably waives, such immunity.

10.8 Severability; Waiver; and Survival.

(a) If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b) Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right hereunder operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c) Bank’s rights, protections, and remedies under this Agreement shall survive its termination.

10.9 Counterparts.

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

10.10 Security Holding Disclosure.

With respect to Securities and Exchange Commission Rule 14b-2 under The U.S. Shareholder Communications Act, regarding disclosure of beneficial owners to issuers of Securities, Bank is instructed not to disclose the name, address or Security positions of Customer in response to shareholder communications requests regarding the Accounts.

10.11 USA Patriot Act Disclosure.

Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Bank to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, Customer acknowledges that Section 326 of the USA PATRIOT Act and Bank’s identity verification procedures require Bank to obtain information which may be used to confirm Customer’s identity including without limitation Customer’s name, address and organizational documents (“identifying information”). Customer may also be asked to provide information about its financial status such as its current audited and unaudited financial statements. Customer agrees to provide Bank with and consents to Bank obtaining from third parties any such identifying and financial information required as a condition of opening an account with or using any service provided by Bank.

10.12 Confidentiality.

(a) Subject to Clause 10.13(b) Bank will hold all Confidential Information in confidence and will not disclose any Confidential Information except as may be required by Applicable Laws, a regulator with jurisdiction over the Bank’s business, or with the consent of Customer.

(b) Customer authorizes Bank to disclose Confidential Information to:

(i)	any Subcustodian, subcontractor, agent, Securities Depository, securities exchange, broker, third party agent, proxy solicitor, issuer, or any other person that Bank believes it is reasonably required to provide the Confidential Information to in connection with Bank’s provision of relevant services under this Agreement;

(ii)	its professional advisors, auditors or public accountants;

(iii)	its Affiliates to the extent Bank reasonably believes is required in connection with the customary review of Customer’s credit profile by such Affiliates and branches, and

(iv)	any revenue authority or any governmental entity in relation to the processing of any tax relief claim.

10.13 No Third Party Beneficiaries.

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

Each entity listed on Schedule A attached hereto, severally and with respect to each series or portfolio listed under its name on Schedule A

By:	/s/ Lauren Paino
Name:	Lauren Paino
Title:	Treasurer

JPMORGAN CHASE BANK, N.A.

By:	/s/ Melissa G. Weismann
Name:	Melissa G. Weismann
Title:	Vice President

SCHEDULE A

List of Entities Covered by the Global Custody and Fund Accounting Agreement

JPMorgan Trust III

JPMorgan Multi-Manager Alternatives Fund

SCHEDULE B

List of Transfer Accounts

ACCOUNT NO.	ACCOUNT TITLE

SCHEDULE C

Persons Authorized To Give Instructions

Full Name and Official Position	Method of Instruction*	Telephone Number	Specimen Signature

Signed for and on behalf of Customer by:

Signature:

Name:

Position:

*	i.e. writing, telephone or facsimile

SCHEDULE D

Authorized Fund Managers/Advisers

Persons authorized as fund managers will also have to complete an authority in similar form to Schedule C.

Full name of Fund Manager/Adviser	Address	Accounts for which authorized*

Signature:

Name:

Title:

*	If left blank, the Fund Manager is authorized to give instructions on all accounts.

SCHEDULE E

DESCRIPTION OF FUND ACCOUNTING SERVICES

•	NAV Calculation / Fund Valuation:

•	Standard transactional and NAV materiality thresholds

•	Mark to market NAV test performed weekly at the composite and class level

•	Fund Pricing and Reporting

•	Utilizing standard and automated vendor inputs, including international Fair Valuation

•	Standard valuation oversight reporting (e.g., Fair Value reports, Broker Prices, etc.)

•	Capital Stock Processing and Reconciliation

•	Utilizing automated data files from transfer agent

•	Automated NAV transmissions to transfer agent

•	Portfolio Trades Processing

•	Utilizing standard and automated inputs

•	Corporate actions processing

•	Portfolio Income Recognition

•	Automated Expense Processing

•	Cash Reconciliations (daily)

•	Asset Reconciliations (weekly); Futures and Proprietary Fund of Funds daily

•	NAV Dissemination

•	Sleeves of JPMorgan Access Funds are reported manually via an excel spreadsheet

•	Utilizing Unity Performance / GraphNet (Related out-of-pocket fees charged to client)

•	Audit Reporting and Coordination

•	External audit, SSAE16, and client due diligence coordination

•	Monitor as of trading for 60 days during the Audit Period

•	Prepare Audit Confirms

•	Standard Client Reporting

•	Standard End-of-Day Accounting Information

•	Risk Oversight Reporting (e.g., Aged Receivables, Stale Prices, etc)

•	Provide data for board reports and pricing committee materials

•	Investment Manager / Sub-Advisor Reconciliation (3rd Party Recons)

•	Provide short extension services for funds which operate a synthetic long/short investment strategy

SCHEDULE F

Global Derivative Services

The following provisions are added to the Agreement with respect to certain services provided by the Bank for certain OTC Derivative Contracts which are included in a Fund’s portfolio.

I.	DEFINITIONS

“Back-Up Method” means an alternative method to be used to price an OTC Derivative Contract if the Customer’s selected method cannot be used.

“Calculated Price” for an OTC Derivative Contract on a given date means the amount determined by a Supported Pricing Model for such OTC Derivative Contract for such date.

“Non-Supported OTC” means an OTC Derivative Contract which cannot be priced using a Supported Pricing Model.

“OTC Derivative Contract” means any contract of a type that Bank, acting reasonably, determines to be an over-the-counter derivative.

“Reports” means information from Bank systems that is supplied to the Customer.

“Supported Pricing Model” means the theoretical algorithms that Bank has on its systems and the data sources which such algorithms use which can be used to price OTC Derivative Contracts.

II.	INFORMATION REQUIRED FROM THE CUSTOMER

2.1	If the Customer requests that Bank provides any of the services under this Schedule in respect of any OTC Derivative Contract then:

(a)	the Customer shall provide to Bank in a timely, accurate and complete manner all information relating to each OTC Derivative Contract that Bank requires and in such a format as Bank shall specify to allow Bank to capture each OTC Derivative Contract onto its systems;

(b)	the Customer shall provide to Bank throughout the term of each OTC Derivative Contract in a timely, accurate and complete manner any amendments to each OTC Derivative Contract or otherwise notify Bank of any other events in relation to each OTC Derivative Contract which are likely to have an effect on the valuation of the OTC Derivative Contract.

III.	TRANSACTION PROCESSING AND LIFECYCLE MANAGEMENT

3.1

Subject to Clause 2.1 and Clause 6, Bank shall maintain a process for daily position management so that the Bank shall have an up-to-date record for each OTC Derivative Contract on its system. This daily position management process shall include the setting up each OTC Derivative Contract on the system and amending the OTC Derivative Contract as reasonably required to reflect, without limitation, cancellations, terminations, option exercises and option expiries, maturities or credit events as notified to the Bank by the Customer The Bank shall also support cash break resolution, manage the reconciliation of trades, positions and cashflows related to the OTC Derivative Contract as well as provide the Customer with associated cashflow and lifecycle reporting.

IV.	PRICING SERVICE

4.1	As soon as is reasonably practicable, the Customer and Bank shall agree upon a procedure for pricing any OTC Derivative Contract that may be entered into by the Customer. The Customer may request that Bank price any OTC Derivative Contract as follows:

(a)	The Customer may request that Bank provides a Calculated Price from its Supported Pricing Models;

(b)	The Customer may request that Bank sources the price of the OTC Derivative Contract from brokers, counterparties or from third-party vendors agreed upon with the Customer;

(c)	The Customer may provide the price of the OTC Derivative Contract; or

(d)	any reasonable combination of (a), (b) or (c).

4.2	If Bank and the Customer have agreed to price the OTC Derivative Contract under Clause 4.1(a) then the following shall apply:

(a)	Bank shall notify the Customer of the relevant Supported Pricing Models;

(b)	The Customer shall review and agree upon the Supported Pricing Models with Bank. Bank shall supply to the Customer such reasonable information relating to the Supported Pricing Models as the Customer requests. The Customer acknowledges and agrees that some information relating to the Supported Pricing Models may contain proprietary information and that Bank shall, in such case, not be required to provide such information. To the extent that Bank provides information relating to the Supported Pricing Models to the Customer, the Customer shall treat any Supported Pricing Model information as confidential information and shall not disclose it to any person without the prior written consent of Bank;

(c)	If after reviewing the Supported Pricing Models the Customer does not wish any OTC Derivative Contract to be priced using the Supported Pricing Models, the Customer shall notify Bank and the Customer and Bank shall agree the alternative method to be used under Clause 4.1(b) or (c);

(d)	Bank and the Customer shall review, and modify as agreed between the parties, the Supported Pricing Models from time to time;

(e)	If the Customer enters into a Non-Supported OTC, Bank shall notify the Customer that the OTC Derivative Contract is a Non-Supported OTC as soon as is reasonably practicable and the Customer and Bank shall agree the alternative method to be used under Clause 4.1(b) or (c).

4.3	Bank shall use the method agreed under Clause 4.1 for determining the price of any OTC Derivative Contract for the purpose of inputting such price in the net asset calculation.

4.4	Bank and the Customer shall agree upon a Back-Up Method. If Bank cannot provide a price for any OTC Derivative Contract as a result of:

(a)	the Customer not providing all the information required under Clause 2.1;

(b)	any brokers, counterparty or third party vendors not providing such price;

(c)	the Customer not providing the price; or

(d)	any reasons beyond the reasonable control of Bank, then Bank shall apply such Back-Up Method.

4.5	The Customer acknowledges that it is the Customer’s responsibility to ensure that any method of pricing any OTC Derivative Contract is authorized under the Customer’s Prospectus.

V.	REPORTS

5.1	Bank may offer to the Customer reports of information relating to the OTC Derivative Contracts (“Reports”) that it has captured onto its systems as agreed between Bank and the Customer.

VI.	ADDITIONAL DISCLAIMERS

6.1	The Customer acknowledges that Bank shall not be liable for the accuracy, timeliness, completeness or availability of any information provided by:

(a)	the Customer;

(b)	any agreed upon broker or counterparty;

(c)	any agreed upon third party vendor of OTC Derivative Contract prices; or

(d)	any agreed upon third party vendor of market data.

6.2	The Customer acknowledges that the Supported Pricing Models are algorithms which are theoretical in nature and accordingly the Customer acknowledges that the Supported Pricing Models may not adequately model all economic factors or events. The Customer acknowledges that Bank shall not be liable to the Customer for any inadequacy or defect of any kind with respect to the use of any Supported Pricing Model for the production of a price to input into the net asset calculation. The Customer agrees that its use of any Calculated Price is at the Customer’s own risk and Bank shall not be liable to the Customer for any loss which arises from the use of such Calculated Price for any purpose (including, without limitation, trading, risk management, treasury and hedging arrangements).

6.3	The Customer acknowledges that the prices of OTC Derivative Contracts, regardless of the source of such prices, are indicative values and may not indicate the actual terms upon which OTC Derivative Contracts could be liquidated or unwound or the calculation of an amount that would be payable or receivable following the expiry of, or the designation of an early termination date under, any applicable agreement. Prices determined using other pricing models, market data or assumptions may yield different results.

6.4	The Customer acknowledges any Reports produced using the Supported Pricing Models and supplied to the Customer by Bank may be inaccurate. The Reports are produced using the Supported Pricing Models which may not adequately model all economic factors or events and information which Bank cannot determine to be accurate or complete. The Customer uses such Reports at its own risk and Bank shall not be liable to the Customer for any loss which arises from the use of the Reports for any purpose (including, without limitation, trading, risk management, treasury and hedging arrangements).

6.5	Subject to the provisions of this Schedule and any other limitations which apply, Bank shall only be liable to the Customer to the extent that the Customer suffers a loss due to the net asset value of the Customer being inaccurate due to the negligence, wilful default or fraud of Bank in following the agreed procedures under this Schedule with respect to the valuation of OTC Derivative Contracts. With respect to losses resulting from the other services covered by this Schedule, the standard of care set forth in Section 7.1 of the Agreement shall govern.

SCHEDULE G

*All Fees in: US Dollar

Customer shall pay JPMorgan Chase Bank, N.A. (“J.P. Morgan”) a fee in the amount obtained by applying the per annum percentage rate to the aggregate value of the assets consisting of Securities and Cash in the custody accounts as follows:

	Safekeeping & Administration	Transactions (Buys/Sells, Receive/Deliver Free)
Country of Settlement	Basis Point Fee	Fee per STP Transaction
Argentina
Australia
Austria
Bahrain
Bangladesh
Belgium
Bermuda
Botswana
Brazil
Bulgaria
Canada
Chile
China
Colombia
Croatia
Cyprus
Czech Republic
Denmark
Egypt
Estonia
Euro CDs
Euroclear
Finland
France

Germany
Ghana
Greece
Hong Kong
Hungary
Iceland
India
Indonesia
Ireland
Israel
Italy
Ivory Coast
Japan
Jordan
Kazakhstan
Kenya
Korea
Kuwait
Latvia
Lebanon
Lithuania
Luxembourg
Malaysia
Malta
Mauritius
Mexico
Morocco
Namibia
Netherlands
New Zealand
Nigeria
Norway
Oman
Pakistan
Peru

Philippines
Poland
Portugal
Qatar
Romania
Russia
Singapore
Slovak Republic
Slovenia
South Africa
Spain
Sri Lanka
Sweden
Switzerland
Taiwan
Thailand
Tunisia
Turkey
Ukraine
United Arab Emirates
United Kingdom
United States
Uruguay
Venezuela
Vietnam
Zambia
Zimbabwe

Other Transaction Fees	Fee per Transaction
Checks
Wires-Incoming
Wires-Outgoing
Interaccount Transfer - Securities (per side)
Manual Instruction Surcharge (in addition to transaction charge) *
Manual Corporate Action Instruction

Proxy Voting Fees	Fee per Transaction
Tier A Markets (see list below)
Tier B Markets (see list below)
Tier C Markets (see list below)

Prime Custody Service*	Annual Fee
Per executed Account Control Agreement (per account p.a.)

Special Custody Accounts

Customer shall pay J.P. Morgan an annual fee for each Special Custody Account it has with a third party prime broker under the Special Custody Account Agreement in addition to standard custody fees.

Special Custody Account per Prime Broker	Annual Fee
Per executed Account Control Agreement (per account p.a.)

Proxy Voting Market Tiers
Tier A Markets
Australia	Jamaica	South Korea
Bahrain	Japan	Spain
Bangladesh	Jordan	Sri Lanka
Bermuda	Kenya	Taiwan
Botswana	Malaysia	Thailand
Canada	Malta	Tunisia
Chile	Mauritius	UAE - DFM
China	Mexico	UAE - ADX
Colombia	New Zealand	Ukraine
Estonia	Oman	United Kingdom
Ghana	Pakistan	United States*
Hong Kong	Philippines	Venezuela
India	Russia	Vietnam
Indonesia	Singapore
Ireland	Slovak Republic
Israel	South Africa

Proxy Voting Market Tiers
Tier B Markets	Tier C Markets
Austria	Argentina	Turkey
Belgium	Brazil	All Other
Clearstream	Bulgaria
Croatia	Cyprus
Czech Republic	Denmark
Euroclear	Egypt
France	Finland
Germany	Iceland
Greece	Latvia
Hungary	Norway
Italy	Peru
Lebanon	Poland
Netherlands	Romania
Portugal	Slovenia
Saudi Arabia	Sweden
Serbia	Switzerland

Fund Accounting

*All Fees in: US Dollar

Money Market Funds

Asset Tier	Annual Fee (in Bps)

All Other Funds

Asset Tier	Annual Fee (in Bps)

Minimum Fee**	Annual Fee

Flat Fee	Annual Fee

Additional Fees	Annual Fee
Additional Share Classes
First 3 Share Classes
Additional Share Classes
Exchange Traded Derivative (ETD) Servicing Fee
Bank Loan Transaction Fee
Bank Loan Servicing Fee

Event Charges	Fee
Transaction (STP) Set up fee
Amendment (STP) fees
Transaction (Non- STP) Set up fee
Amendment (Non-STP) fees - per trade
Daily Lifecycle Management

Valuation	Fee
Clearing House Pricing CDI
Cleared House Pricing IRS
Third Party Vendor Sourced Pricing (excludes vendor cost)
Independent Bilateral – Vanilla
Independent Bilateral – Moderate
Independent Bilateral – Complex

SCHEDULE H

J.P. Morgan Worldwide Securities Services Custody Restricted Markets Schedule

The following table identifies certain markets that J.P. Morgan has determined to be restricted markets and provides summary information about the nature of the restrictions applicable in each. J.P. Morgan reserves the right to update this Schedule from time to time upon notice to the Customer.

Market	Restrictions
Iceland

Asset servicing and settlement services J.P. Morgan can provide are subject to change, with or without prior notice. In particular, but without limitation, J.P. Morgan will not be able to provide a full service in relation to Corporate Actions, proxy voting, income collection and tax reclaims. J.P. Morgan will notify the Customer in writing from time to time of the details of the services offered in Iceland.

Until further notice from J.P. Morgan, no deposits of Icelandic currency will be held in the Customer’s Account except for the proceeds of sales of Securities issued by companies listed on the Icelandic Stock Exchange (“Icelandic Securities”).

Until further notice from J.P. Morgan, any credit of Icelandic currency to the Customer’s Cash Account with J.P. Morgan will be conditional and subject to reversal by J.P. Morgan upon notice to the Customer except to the extent that the funds are able to be applied at the Customer’s Instruction to the purchase of Icelandic Securities or J.P. Morgan is able to repatriate the funds from J.P. Morgan’s agent bank in Iceland via a foreign exchange transaction (upon Instruction received from the Customer) or other process. In this regard, the Customer will be entitled to no more than the Customer’s pro rata share of any recoveries that J.P. Morgan is able to obtain, as reasonably determined by J.P. Morgan.

Lithuania

Until further notice from J.P. Morgan, no deposits of Lithuanian currency will be held in the Customer’s account except for any existing balances and future proceeds of sales of Lithuanian Securities or where income and corporate action proceeds are paid in local currency.

Until further notice from J.P. Morgan, any credit of Lithuanian currency to the Customer’s Cash Account with J.P. Morgan will be conditional and subject to reversal by J.P. Morgan upon notice to the Customer except to the extent that the funds are able to be applied at the Customer’s direction to the purchase of Lithuanian Securities or J.P. Morgan is able to repatriate the funds from J.P. Morgan’s agent bank in Lithuania via a foreign exchange transaction (upon Instruction received from the Customer) or other process. In this regard, the Customer will be entitled to no more than the Customer’s pro rata share of any recoveries that J.P. Morgan is able to obtain, as reasonably determined by J.P. Morgan.

Russia	See the current version of the applicable J.P. Morgan’s Russia briefing memo regarding the registrar company system of recording ownership of equity Securities issued by a Russian issuer (“Russian Equities”). Registrar companies licensed in Russia to provide share registration services to an issuer of Russian Equities (“Russian Registrar Companies”) are not Securities Depositories or Subcustodians or otherwise agents of J.P. Morgan.

Market	Restrictions

J.P. Morgan provides custody services with respect to Russian Equities only when held through a Russian securities depository in which the Russian subcustodian participates or when the Russian subcustodian has a contract with the applicable Russian Registrar Company. See the current version of the applicable Russia briefing memo for information concerning these contracts and steps J.P. Morgan currently takes to monitor the performance of Russian Registrar Companies.

J.P. Morgan’s responsibility with respect to the safekeeping of Russian Equities shall be limited to the safekeeping of the relevant extracts of share registration books issued by a Russian Registrar Company in respect of the Russian Equities (“Russian Share Extracts”) and extracts issued by a Russian Securities Depository (“Russian Depository Extracts”).

J.P. Morgan will only transmit funds for the purchase of Russian Equities after receipt of a Russian Depository Extract from the Russian Securities Depository or a Russian Share Extract from the Russian Registrar Company showing the Customer’s interest in the Russian Equities.

Due to unclear standards in the Russian market with respect to the completion and submission of corporate action elections, J.P. Morgan will be subject to a “reasonable efforts” standard of care with respect to any Corporate Action related to Russian Equities. For clients settling through Russian Registrar Companies, proxy services are available where a contract is in place with the applicable Russian Registrar Company.

Ukraine

See the current version of the applicable J.P. Morgan’s Ukraine briefing memo regarding the registrar company system of recording ownership of equity Securities issued by a Ukrainian issuer (“Ukrainian Equities”). Registrar companies licensed in Ukraine to provide share registration services to an issuer of Ukrainian Equities (“Ukrainian Registrar Companies”) are not Securities Depositories or Subcustodians or otherwise agents of J.P. Morgan.

J.P. Morgan provides custody services with respect to Ukrainian Equities only when held through a Ukrainian securities depository in which the Ukrainian subcustodian participates or when the Ukrainian subcustodian has a contract with the applicable Ukrainian Registrar Company. See the current version of the applicable Ukraine briefing memo for information concerning these contracts and steps J.P. Morgan currently takes to monitor the performance of Ukrainian Registrar Companies.

J.P. Morgan’s responsibility with respect to the safekeeping of Ukrainian Equities shall be limited to the safekeeping of the relevant extracts of share registration books issued by a Ukrainian Registrar Company in respect of the Ukrainian Equities (“Ukrainian Share Extracts”) and the extracts issued by a Ukrainian Securities Depository (“Ukrainian Depository Extracts”).

J.P. Morgan will only transmit funds for the purchase of Ukrainian Equities after receipt of a Ukrainian Share Extract from the Ukrainian Registrar Company showing the Customer’s interest in the Ukrainian Equities.

Market	Restrictions

Due to unclear standards in the Ukrainian market with respect to the completion and submission of corporate action elections, J.P. Morgan will be subject to a “reasonable efforts” standard of care with respect to any Corporate Action related to Ukrainian Equities. For clients settling through Ukrainian Registrar Companies, proxy services are available where a contract is in place with the applicable Ukrainian Registrar Company.

West African Economic and Monetary Union (“WAEMU”)

Asset servicing and settlement services J.P. Morgan can provide are subject to change, with or without prior notice. In particular, but without limitation, J.P. Morgan will not be able to provide a full service in relation to Corporate Actions, proxy voting, income collection and tax reclaims. J.P. Morgan will notify the Customer in writing from time to time of the details of the services offered in WAEMU.

Local currency will be held in a separate cash account maintained by the Customer with J.P. Morgan’s subcustodian.

If J.P. Morgan’s current WAEMU Subcustodian exits the market or becomes an unacceptable provider of subcustody services, or if market conditions otherwise deteriorate, J.P. Morgan may cease to provide custody services with respect to Securities issued in member states of WAEMU that are settled at Dépositaire Central/Banque de Règlement S.A. (DC/BR). Although J.P. Morgan will work with customers to mitigate the impact of any decision to exit the market, it may not be practicable to give significant advance notice of the exit.

Zimbabwe

Local currency will be held in a separate cash account maintained by the Customer with J.P. Morgan’s subcustodian.

There may be limited choice of sub-custodians after the implementation of the Indigenisation and Economic Empowerment Bill. If that becomes the case, or if market conditions otherwise deteriorate, J.P. Morgan may cease to provide custody services with respect to Securities that are issued by companies listed on the Zimbabwean Stock Exchange. Although J.P. Morgan will work with customers to mitigate the impact of any decision to exit the market, it may not be practicable to give significant advance notice of the exit.

SCHEDULE I

Electronic Access

1. Bank may permit the Customer and its Authorized Persons to access certain electronic systems, applications and Data (as defined below) in connection with the Agreement (collectively, the “Products”). Bank may, from time to time, introduce new features to the Products or otherwise modify or delete existing features of the Products in its sole discretion. Bank shall endeavour to give the Customer reasonable notice of its termination or suspension of access to the Products, but may do so immediately if Bank determines, in its sole discretion, that providing access to the Products would violate Applicable Law or that the security or integrity of the Products is at risk. Access to the Products shall be subject to the Security Procedures.

2. In consideration of the fees paid by the Customer to Bank and subject to any applicable software license addendum in relation to Bank-owned or sublicensed software provided for a particular application and Applicable Laws, Bank grants to the Customer a non-exclusive, non-transferable, limited and revocable license to use the Products and the information and data made available through the Products (the “Data”) for the Customer’s internal business use only. The immediately preceding sentence does not apply to the records described in Section 2.13 of the Agreement. The Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein. The license granted herein will permit use by Customer’s Authorized Person, provided that such use shall be in compliance with the Agreement, including this Schedule. The Customer acknowledges that elements of the Data, including prices, corporate action information, and reference data, may have been licensed by Bank from third parties and that any use of such Data beyond that authorized by the foregoing license, may require the permission of one or more third parties in addition to Bank.

3. The Customer acknowledges that there are security, corruption, transaction error and access availability risks associated with using open networks such as the internet, and the Customer hereby expressly assumes such risks. The Customer is solely responsible for obtaining, maintaining and operating all software (including antivirus software, anti-spyware software, and other internet security software) and personnel necessary for the Customer to access and use the Products. All such software must be interoperable with Bank’s software. Each of the Customer and Bank shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

4. In cases where Bank’s web site is unexpectedly down or otherwise unavailable, Bank shall, absent a force majeure event, provide other appropriate means for the Customer or its Authorized Persons to instruct Bank or obtain reports from Bank. Bank shall not be liable for any Liabilities arising out of Customer’s use of, access to or inability to use the Products via Bank’s web site in the absence of Bank’s gross negligence or willful misconduct.

5. Use of the Products may be monitored, tracked, and recorded. In using the Products, the Customer hereby expressly consents to such monitoring, tracking, and recording. Individuals and organizations should have no expectation of privacy unless local law, regulation, or contract provides otherwise. Bank shall own all right, title and interest in the data reflecting Customer usage of the Products or Bank’s web site (including, but not limited to, general usage data and aggregated transaction data). Bank may use and sublicense data obtained by it regarding the Customer’s use of the Products or Bank’s website, as long as J.P. Morgan does not disclose to others that the Customer was the source of such data or the details of individual transactions effected using the Products or web site.

6. The Customer shall not knowingly use the Products to transmit (i) any virus, worm, or destructive element or any programs or data that may be reasonably expected to interfere with or disrupt the Products or servers connected to the Products; (ii) material that violates the rights of another, including but not limited to the intellectual property rights of another; and (iii) “junk mail”, “spam”, “chain letters” or unsolicited mass distribution of e-mail.

7. The Customer shall promptly and accurately designate in writing to Bank the geographic location of its users upon written request. The Customer further represents and warrants to Bank that the Customer shall not access the service from any jurisdiction which Bank informs the Customer or where the Customer has actual knowledge that the service is not authorized for use due to local regulations or laws, including applicable software export rules and regulations. Prior to submitting any document which designates the persons authorized to act on the Customer’s behalf, the Customer shall obtain from each individual referred to in such document all necessary consents to enable Bank to process the data set out therein for the purposes of providing the Products.

8. The Customer will be subject to and shall comply with all Applicable Laws, rules and regulations concerning restricting collection, use, disclosure, processing and free movement of the Data (collectively, the “Privacy Regulations”). The Privacy Regulations may include, as applicable, the Federal “Privacy of Consumer Financial Information” Regulation (12 CFR Part 30), as amended from time to time, issued pursuant to Section 504 of the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. §6801, et seq.), the Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d), The Data Protection Act 1998 and Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to processing of personal data and the free movement of such data.

9. The Customer shall be responsible for the compliance of its Authorized Persons with the terms of the Agreement, including this Schedule.

APPENDIX 1

Information Regarding Country Risk

1. To aid Customer in its determinations regarding Country Risk, Bank shall furnish annually and upon the initial placing of Financial Assets and cash into a country the following information (check items applicable):

A. Opinions of local counsel concerning:

X i.	Whether applicable foreign law would restrict the access afforded Customer’s independent public accountants to books and records kept by an eligible foreign custodian located in that country.

X ii.	Whether applicable foreign law would restrict Customer’s ability to recover its Financial Assets and cash in the event of the bankruptcy of an Eligible Foreign Custodian located in that country.

X iii.	Whether applicable foreign law would restrict Customer’s ability to recover Financial Assets that are lost while under the control of an Eligible Foreign Custodian located in the country.

B. Written information concerning:

X i.	The foreseeability of expropriation, nationalization, freezes, or confiscation of Customer’s Financial Assets.

X ii.	Whether difficulties in converting Customer’s cash and cash equivalents to U.S. dollars are reasonably foreseeable.

C. A market report with respect to the following topics:

(i) securities regulatory environment, (ii) foreign ownership restrictions, (iii) foreign exchange, (iv) securities settlement and registration, (v) taxation, and (vi) depositories (including depository evaluation), if any.

2. To aid Customer in monitoring Country Risk, Bank shall furnish JPMorgan Funds Management, Inc. the following additional information:

Market flashes, including with respect to changes in the information in market reports.

APPENDIX 2

List of Subcustodians

See attached Agent and Cash Network list

APPENDIX 3

List of Securities Depositories

See attached list of securities depositories